CONSENT OF INDEPENDENT AUDITORS

Seligman New Jersey Municipal Fund, Inc.:

We consent to the use in Post-Effective Amendment No. 21 to Registration Statement No. 33-13401 of our report dated November 10, 2000, appearing in the Annual Report to Shareholders for the year ended September 30, 2000, incorporated by reference in the Statement of Additional Information, and to the references to us under the captions "General Information" in the Statement of Additional Information and "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.



DELOITTE & TOUCHE LLP

New York, New York
January 22, 2001